                                                                   Exhibit 10.20

                            Dated November 1, 2000



                            SHELL CHEMICAL COMPANY
                 For itself and as agent for Shell Oil Company




                                      and



                            SHELL EPOXY RESINS LLC





                     ------------------------------------

                          FIRST AMENDED AND RESTATED
                       NORCO SITE SERVICES, UTILITIES,
                           MATERIALS AND FACILITIES
                                   AGREEMENT

                     ------------------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1 DEFINITIONS.......................................................................................      2

ARTICLE 2 INTERPRETATIONS...................................................................................      8

ARTICLE 3 OBJECT AND SCOPE..................................................................................     10

ARTICLE 4 CATEGORIES OF SUMF................................................................................     12

ARTICLE 5 SUMF CHARGES......................................................................................     12

ARTICLE 6 SUMF CHARGES WITH REFERENCE TO COST...............................................................     12

ARTICLE 7 PAYMENT TERMS.....................................................................................     16

ARTICLE 8 ANNUAL FORECAST, ANNUAL PLAN & BUDGET AND CURTAILMENT.............................................     17

ARTICLE 9 LIABILITY.........................................................................................     19

ARTICLE 10 TERM AND TERMINATION.............................................................................     23

ARTICLE 11 INTELLECTUAL PROPERTY RIGHTS.....................................................................     27

ARTICLE 12 CONFIDENTIALITY..................................................................................     27

ARTICLE 13 ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS TO SUMF ASSETS..........................................     28

ARTICLE 14 DAMAGE TO SUMF ASSETS............................................................................     29

ARTICLE 15 METERING OR ALLOCATION OF SUPPLY, CONSUMPTION AND DELIVERY.......................................     30

ARTICLE 16 MONITORING COMMITTEE.............................................................................     31

ARTICLE 17 MISCELLANEOUS....................................................................................     32

ARTICLE 18 FORCE MAJEURE....................................................................................     33

ARTICLE 19 DISPUTE RESOLUTION...............................................................................     34

ARTICLE 20 FURTHER ASSURANCE................................................................................     35

ARTICLE 21 COSTS AND EXPENSES...............................................................................     35

ARTICLE 22 ASSIGNMENT AND DELEGATION........................................................................     35

ARTICLE 23 ASSIGNMENT AND DELEGATION........................................................................     36

ARTICLE 24 NO AGENCY OR PARTNERSHIP.........................................................................     37

ARTICLE 25 REMEDIES AND WAIVER..............................................................................     37

ARTICLE 26 ENTIRE AGREEMENT AND VARIATION...................................................................     37

ARTICLE 27 NOTICES..........................................................................................     38

ARTICLE 28 GOVERNING LAW....................................................................................     38

ARTICLE 29 LANGUAGE.........................................................................................     38

ARTICLE 30 COUNTERPARTS.....................................................................................     39

EXHIBIT A:  INFORMATION

SCHEDULE 3.1:  SUMF ITEMS FROM SHELL TO COMPANY

SCHEDULE 3.2:  SUMF ITEMS FROM COMPANY TO SHELL

SCHEDULE 3.4:  SUMF ITEM CAPACITY AND CAPACITY RIGHTS

SCHEDULE. 7.2:  PAYMENT TERMS

SCHEDULE 8.4:  2000 ANNUAL PLAN & BUDGET FORECAST

SCHEDULE 8.6:  CURTAILMENT

SCHEDULE 15.1:  METER TABLE

                                                                   Exhibit 10.20

                     FIRST AMENDED AND RESTATED NORCO SITE
                     -------------------------------------

             SERVICES, UTILITIES, MATERIALS & FACILITIES AGREEMENT
             -----------------------------------------------------

THIS FIRST AMENDED AND RESTATED NORCO SITE SERVICES, UTILITIES, MATERIALS & FACILITIES AGREEMENT is entered into and will be effective as of the _____ day of ___________, 2000 by and between:

1. Shell Chemical Company, a Delaware corporation, on its own behalf and as authorized agent of Shell Oil Company pursuant to the Shell Chemical Authorization Agreement dated March 1, 1995 (collectively either referred to as "Supplier" or "Purchaser" of specific SUMF, as the case may be, or as "Shell"), with its principal office at 910 Louisiana, Houston Texas 77002; and

2. Shell Epoxy Resins LLC (either referred to as "Purchaser" or "Supplier" of specific SUMF, as the case may be, or as the "Company"), a Limited Liability Company organized under the laws of Delaware, with its principal office at 1600 Smith Street, 24/th/ Floor, Houston Texas 77002.

WHEREAS:

(A) Shell or Affiliates of Shell own and operate a chemical/integrated oil and chemical manufacturing Site at Norco, Louisiana;

(B) The Company owns and operates certain manufacturing facilities at the Site at Norco, Louisiana (the "Company Facilities");

(C) The Parties own and/or have leased assets which are integrated with or are integral to both their own and the other Party's manufacturing operations at the Site;

(D) The Parties have entered into that certain Norco Site Services, Utilities, Materials and Facilities Agreement (the "SUMF Agreement") dated August 1, 1999, related to their respective operations at the Site and the supply and purchase of certain SUMF Items in connection with such operations and assets;

(E) Shell Oil Company has entered into the Transaction Documents with, among other parties, Resin Acquisition LLC as the purchaser ("Epoxy Resins Purchaser"), for the sale of the Company and its resins business to such purchaser; and

(F) In connection with the closing of such sale transaction, Shell and the Company want to amend and restate the SUMF Agreement as set forth below.

NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

In this Agreement and the Schedules hereto:

         "AFFILIATE" means in relation to Shell, N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The "Shell" Transport and Trading Company, p.l.c. (together the "Parent Companies") or any entity other than the Parties which is directly or indirectly affiliated with either or both of the Parent Companies.

         In relation to the Company, "Affiliate" means Shell Epoxy Resins Holding BV and any entity other than the Parties which is directly or indirectly affiliated with Shell Epoxy Resins Holding BV.

         In relation to any Third Party successors of the Parties, "Affiliate" means any entity which is directly or indirectly affiliated with that Third Party successor.

         For the purposes of this definition, a particular entity is:

         (i) directly affiliated with another entity or entities if the latter hold(s) or otherwise control(s) by proxy or agreement shares or other ownership interests carrying more than fifty percent (50%) of the votes exercisable at a general shareholders meeting (or its equivalent) of the entity in question; and

         (ii) indirectly affiliated with an entity or entities (the "parent or parents") if a series of entities can be specified, beginning with their parent or parents and ending with the particular entity, so related that each entity or entities in the series, except the parent or parents, is directly affiliated with one or more of the entities earlier in the series;

                  Notwithstanding the foregoing, none of the portfolio companies of Apollo Management IV, L.P. or its affiliates other than Shell Epoxy Resins, Inc. and its subsidiaries, shall be deemed to be an Affiliate of Shell Epoxy Resins, Inc. or any of its subsidiaries.

         "AGREEMENT" means this Norco Site Services, Utilities, Materials and Facilities Agreement, including its Schedules and attachments, and any amendments hereto to which the Parties may consent from time to time;

         "ANNUAL PLAN & BUDGET" has the meaning given to this term in Article 8;

         "BANKRUPTCY EVENT" means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; or (ii) the entering into of any arrangement or composition with creditors as a result of insolvency (other than for the purposes of a solvent reconstruction or amalgamation); or (iii) the institution by such Party of proceedings
         (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganization or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party's assets; or (iv) the institution of any proceeding of the type described in
         (iii) above against such Party, which proceeding shall not have been dismissed within 90 days following its institution;

         "BUSINESS DAY" means any day of the week other than Saturday, Sunday or a public holiday at the location of the Site;

         "COMMERCIALLY REASONABLE" when used in the context of efforts to be taken means efforts which would ordinarily be taken by a business person in the applicable industry but which shall only be taken at the sole cost, and request of the Party entitled to request or require "commercially reasonable" efforts, provided however, that the Party who undertakes such efforts shall not be (i) obligated to interfere with its own business activities or plans, (ii) required to employ new employees in order to accomplish such matters, nor (iii) required to expend any of its own funds to accomplish such request;

         "COMPANY FACILITIES" means the HPRU, AC/ECH plants situated at the West Site and the associated assets, facilities and rights;

         "CONFIDENTIAL RECORD" means, without limitation, any publications, printed matter, manuals, reports, letters, telexes, drawings, computer programs, photographs, films, video, tape, diskette, CD-ROM and other information carriers or media conveying information and any other material containing confidential information;

         "DEER PARK SUMF" means that certain First Amended and Restated Deer Park Site Services, Utilities, Materials, and Facilities Agreement dated as of the Effective Date, by and between the Company and Shell;

         "DELIVERY POINT(S)" means the location(s) specified in the SCHEDULES to which each SUMF Item will be delivered and at which title to, and risk of loss of, a SUMF Item passes from the Supplier to the Purchaser;

         "DIRECT SITE COSTS" means the fully burdened and overheaded fixed costs (without other mark-up or profit factor, incurred at the Site by Supplier in providing SUMF but which do not vary primarily based on consumption, usage or production. Direct Site Costs include personnel costs for the personnel involved in the provision of SUMF and costs of any SUMF Items procured by Supplier for Purchaser from a Third Party pursuant to this Agreement. (Personnel costs includes all costs related to workers compensation programs.) If costs, including personnel costs, are incurred at the Site partly in connection with providing SUMF and partly in connection with other activities, an allocation of such costs shall be included in Direct Site Costs for the avoidance of doubt, wherever and to the extent the Supplier enjoys a pension fund contribution holiday the Purchaser will share in the benefit of such holiday only until the date when the Supplier resumes contributions to the pension fund at which point the contributions for the relevant employees will be included in the Direct Site Costs. Further, for the avoidance of doubt, Direct Site Costs do not include charges for the depreciation or amortization of SUMF Assets, and fines resulting from the violation by Supplier of Legal Requirements. In addition, Direct Site Costs do not include any costs which the Supplier or any of its Affiliates is required to bear under any Transaction Document (other than this Agreement or the Norco Lease). Costs which the Supplier or any of its Affiliates is required to bear under this Agreement or the Norco Ground Lease shall be borne in accordance with the terms hereof and thereof. The foregoing shall not be deemed to modify any Transaction Document other than this Agreement including any express payment or reimbursement obligation of the Purchaser to the Supplier under any Transaction Document other than this Agreement;

         "Dispute" means any dispute or difference which arises between the Parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the termination or invalidity of this Agreement or any provision of it);

         "EFFECTIVE DATE" means November 1, 2000;

         "ENVIRONMENTAL AGREEMENT" means the Environmental Agreement dated as of the Effective Date by and between Shell and Shell Epoxy Resins LLC;

         "ENVIRONMENTAL LAW" means any applicable law relating to Environmental Matters;

         "ENVIRONMENTAL LOSS OR DAMAGE" means any Loss or Damage relating to the infringement of an Environmental Law and/or any other Environmental Matter being the basis for any claim or possible claim (a) by governmental authorities for enforcement, fines, cleanup, removal, response, remediation, or other actions or damages pursuant to any applicable Environmental Law or (b) by any third person, including the Parties, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief or otherwise giving rise to Loss or Damage;

         "ENVIRONMENTAL MATTERS" means (i) the protection of the environment, worker health and safety and/or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any hazardous substance or waste, (ii) the manufacture, processing, distribution, use, treatment, labeling, storage, disposal, transport or handling of any hazardous substance or waste, or (iii) soil or groundwater contamination, air pollution or surface water pollution or other actual or threatened impact on the environment, worker health and safety or public welfare;

         "ENVIRONMENTAL PROTECTION SYSTEM" means any environmental protection system used by Supplier in connection with the provision of the SUMF Items, including , without limitation, biotreater, waste water treatment plant, and all pipes, drains, channels conduits, sumps and other items, plant or machinery connected with or associated with such system;

         "FINANCIAL REPORTING ACCOUNTS" means those books and records maintained by the Supplier for financial reporting to the Supplier's parent company(ies) or corporate headquarters, which shall be maintained in accordance with generally accepted accounting principles;

         "FIRM CAPACITY RESERVATION" means the maximum volume of a SUMF Item to be supplied under this Agreement as specified in Schedule 3.4;

         "FIXED OPERATING COSTS" means Direct Site Costs and Overheads;

         "FORCE MAJEURE" has the meaning given to this term in Article 18.4;

         "GROSS NEGLIGENCE" means a failure to perform a duty of care in reckless disregard of the reasonably foreseeable consequences (as distinguished from a mere failure to exercise ordinary care) which affect the life or property of another;

         "HSE" means health, safety and/or environment;

         "INFRASTRUCTURE CHARGE" means the charge related to infrastructure used to provide SUMF Items which is a charge in lieu of depreciation and maintenance capital on existing SUMF Assets;

         "INFLATION RATE" shall for a given yearly period equal the following fraction (rounded to the fourth decimal place): (x) the numerator shall equal the average Published Inflation Index for the calendar year preceding the commencement of such yearly period, and (y) the denominator which shall equal the average Published Inflation Index of the calendar year preceding that for the numerator described above (i.e. for a yearly period commencing April 1, 1999, the numerator would have equaled 389.5 (the average Published Inflation Index for 1998);

         "INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT" means the Agreement to be entered into between Shell Oil Company and the Company relating to intellectual property transfer and licensing;

         "INTER-BANK OFFERED RATE" means a percentage equal to the rate specified in Exhibit A;

         "INTEREST RATE" means a percentage equal to the Inter-Bank Offered Rate specified in Exhibit A plus one point five percent (1.5%) p.a.;

         "LEGAL REQUIREMENTS" means all applicable federal, state and local laws, regulations, rules, ordinances, codes, standards and rules of common law;

         "LONG TERM SUMF" has the meaning given to this term in Article 4;

         "LOSS OR DAMAGE" means any loss, damage or injury of whatever nature, including without limitation, personal injury, disease and death;

         "METER" has the meaning given to this term in Article 15;

         "MONITORING COMMITTEE" means the committee to be formed of the Company's Representative and Shell's Representative which shall have the functions set out in Article 16;

         "MSA" means that certain Master Sales Agreement dated as of the July 10, 2000 among Shell, Resin Acquisition LLC and Shell Epoxy Resin Inc.

         "NORCO GROUND LEASE" means lease entered into between Shell and the Company dated as of the Effective Date related to the Site.

         "OVERHEADS" means, without duplication of any Direct Site Cost, in relation to each SUMF Item, an allocation of the indirect fully burdened and overheaded fixed costs incurred at the Site related to management and operation of the Site that are not specifically attributable to a certain plant at the Site (without other mark-up or profit factor), including, but not limited to, the following (where they are not provided as separate SUMF Items): Site management and general services; office services, accommodation and catering; and taxes. Overheads shall not include any allocated costs of corporate services, unless incurred for specific services in the same manner as Third Party services, such as tax, legal or other services, and shall not include the fees paid to the Supplier's parent company(ies) or any other Affiliate, division, business unit or headquarters as a share of corporate overhead. Further, for the avoidance of doubt, Overheads do not include charges for the depreciation or amortization of SUMF Assets or other assets, and fines resulting from the violation by Supplier of Legal Requirements. In addition, Overheads do not include any costs which the Supplier or any of its Affiliates is required to bear under any Transaction Document (other than this Agreement or the Norco Ground Lease). Costs which the Supplier or any of its Affiliates is required to bear under this Agreement or the Norco Park Ground Lease shall be borne in accordance with the terms hereof and thereof. The foregoing shall not be deemed to modify any Transaction Document other than this Agreement including any express payment or reimbursement obligation of the Purchaser to the Supplier under any Transaction Document other than this Agreement;

         "PARTY" or "PARTIES" means Shell and the Company;

         "PRE-CONTRACTUAL STATEMENT" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement other than the Transaction Documents;

         "PROPERTY" means, in relation to each Party, the plants, buildings and other improvements, land and/or other real property interests, fixtures, equipment, inventory, finished product, vehicles and other tangible personal property interests owned or leased by a Party that are now or in the future located within the Site or, in relation to the Supplier, elsewhere if used to provide SUMF;

         "PUBLISHED INFLATION INDEX" for a given calendar year shall equal the index in the "Chemical Engineering Plant Cost Index" for that calendar year as published in the Chemical Engineering Magazine. If the Published Inflation Index is discontinued, the Parties shall adopt by mutual agreement a replacement index that most closely measures the price changes measured by the original Published Inflation Index that is discontinued. If the basis of reporting of the Published Inflation Index is changed from the basis in effect on the date hereof, then the Published Inflation Index shall be correspondingly changed.

         "PURCHASER" means the party who purchases a particular SUMF Item from the Supplier;

         "SHARED FACILITIES AGREEMENT" means that certain Shared Facilities Agreement by and between Motiva Enterprises LLC and Shell Chemical Company on its behalf and as authorized agent of Shell Oil Company pursuant to the Chemical Authorization Agreement, and Shell Oil Company as represented by Shell Chemical Company dated July 1, 1998;

         "SHELL FACILITIES" means the MEK plant, Utilities and Biotreater Units situated at the West Site and the associated assets, facilities and rights;

         "SHELL'S HSE AND TECHNICAL STANDARDS" means those standards as defined and applied by Shell for services and operations hereunder at the location of the Site, including EGGS, SFME and site wide procedures;

         "SHORT TERM SUMF" has the meaning given to this term in Article 4;

         "SITE" means the commercial or industrial complex or facilities described in Exhibit A;

         "SOLE SUPPLIER SUMF" has the meaning given to this term in Article 4;

         "STEERING COMMITTEE" means a steering committee consisting of senior representatives of the Company and Shell which has responsibilities beyond the daily operation of the SUMF Assets and Company Facilities;

         "SUMF" means the site services, utilities, materials and facilities to be supplied under this Agreement;

         "SUMF ASSETS" means those assets of the Supplier used in the provision of SUMF;

         "SUMF CHARGE(S)" or "CHARGE(S)" means the charge(s) to be paid by the Purchaser to the Supplier for each SUMF Item in accordance with Article 5 and Article 6;

         "SUMF ITEM" or "ITEM OF SUMF" means any part of SUMF;

         "SUPPLIER" means the party who supplies or operates a particular SUMF Item;

          "THIRD PARTY" means any person or company other than the Supplier, the Purchaser or their respective Affiliates;

         "TRANSACTION DOCUMENTS" means (i) the MSA, and (ii) all documents executed in connection therewith or relating thereto, including, without limitation, the following which are defined in the MSA: this Agreement, the Intellectual Property Transfer and License Agreement, the Environmental Agreement, the Norco Ground Lease, the Norco Space Lease (Administration Building) and Norco Space Lease (Laboratory, Office Control Room, Warehouse and C-Unit Space Lease);

         "USER" means any company, entity, division, or business unit (including divisions and business units of the Supplier and its Affiliates) to which SUMF or its equivalent is furnished by the Supplier at the Site;

         "VARIABLE COSTS" means those operating costs, without duplication of any Direct Site Cost, incurred at the Site by Supplier in providing SUMF which vary primarily based on consumption, usage or production, and which charges are reconcilable with the cost accounting system of the Supplier existing as of the Effective Date and as from time to time modified by Supplier (if applied to the entire Site), including the costs of air, cooling water, fuel, nitrogen, process materials, steam and applicable taxes, but not depreciation;

         "WEST SITE" means the facilities described in Exhibit A; and

         "Willful Misconduct" means an intentional act or omission which is in disregard of (a) a known risk or a risk so obvious that it cannot be said one was truly unaware of it and (b) a risk so great that it is highly probable that harm will follow.

                                   ARTICLE 2
                                INTERPRETATIONS

2.1      In this Agreement, unless otherwise specified:

         (a) references to Articles, Exhibits and Schedules are to Articles of, and Exhibits and Schedules to, this Agreement;

         (b)    use of any gender includes the other genders;

         (c) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

         (d) references to a "person" shall be construed so as to include any individual, firm, company, any federal, state, local or municipal governments, or any agency of a federal, state, local or municipal authority or government body, or any joint venture, association or partnership (whether or not having separate legal personality);

         (e)    references to "USD" are to United States dollars;

         (f) any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight;

         (g) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

         (h) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

         (i) references to the Purchaser shall be deemed to include its successors and assigns and references to the Supplier shall be deemed to include its successors and assigns; and

         (j) a reference to this "Agreement" or any other agreement or document or statute or statutory provisions shall be construed as a reference to it as amended, modified or novated from time to time.

2.2 The table of contents and headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

2.3 In the event of a conflict between the terms and conditions set out in the main body of this Agreement and any of the Exhibits or SCHEDULES or attachments hereto, the relevant Exhibit, SCHEDULE or attachment shall prevail unless expressly stated otherwise in this Agreement.

2.4 In the event of any inconsistency between the provisions of this Agreement and the Intellectual Property Transfer and Licensing Agreement, the provisions of the Intellectual Property Transfer and Licensing Agreement shall prevail.

2.5 Purchaser and Supplier acknowledge that notwithstanding any provision to the contrary in this Agreement, the provisions of Clause 10.3 of the Environmental Agreement shall apply as between any Seller Indemnified Party (as defined in the Environmental Agreement) and SER Indemnified Party (as defined in the Environmental Agreement) and any Person (as such term is defined in the MSA) to whom a transfer or assignment is made in accordance with Clause 11.1 of the Environmental Agreement. Any obligation or liability of any SER Indemnified Party (as defined in the Environmental Agreement) or Seller Indemnified Party (as defined in the Environmental Agreement) under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement

                                   ARTICLE 3
                               OBJECT AND SCOPE

3.1 Subject to Section 8.5 and Article 18, Shell as the Supplier agrees to supply the Company and the Company as Purchaser agrees to purchase the SUMF Items described herein under the terms and conditions set out in this Agreement. Except as otherwise provided in Section 3.5 and
         SCHEDULE 3.1, the Company may purchase the amounts of each SUMF Item set forth in SCHEDULE 3.1 up to its Firm Capacity Reservation from Shell until termination of such SUMF Item in accordance with the provisions of this Agreement. Upon the termination of a Short Term SUMF Item, Shell shall physically disconnect from that SUMF Item's delivery system in the time and manner instructed by Shell and Shell shall pay all costs associated with the physical disconnection, except such costs in connection with the relocation of the assets of the Company from the Norco warehouse when the lease of such warehouse terminates. Upon the termination in advance of the end of the initial or any extension term of a Long Term SUMF Item, the Party terminating the SUMF Item shall physically disconnect from that SUMF Item's delivery system in the time and manner instructed by Shell and the terminating party shall pay the costs associated with the physical disconnection. At the end of the initial or any extension term of a Long Term SUMF Item or a Sole Supplier Item, all costs associated with the physical disconnection shall be paid 50% by Purchaser and 50% by Supplier. Each Party agrees to cooperate with the other Party in order to facilitate disconnection and minimize disconnection costs. In no event shall the Supplier be obligated to pay any start up costs of either Party to replace the discontinued SUMF Item.

3.2 Subject to Section 8.5 and Article 18, the Company as the Supplier agrees to supply Shell and Shell as Purchaser agrees to purchase the SUMF Items described herein under the terms and conditions set out in this Agreement. Except as otherwise provided in Section 3.5 and
         SCHEDULE 3.2, Shell may purchase the amounts of each SUMF Item set forth in

         SCHEDULE 3.2 up to its Firm Capacity Reservation from the Company until termination of such SUMF Item in accordance with the provisions of this Agreement.

3.3 A description and, where appropriate, the technical specifications of the SUMF Items which the Parties have agreed to provide hereunder, the price, delivery terms, specific exclusions and limitations, if any, on consumption and supply, and such other details as this Agreement may require or as the Parties may agree, of each SUMF Item are set out in this Agreement.

3.4 Any Firm Capacity Reservation amounts for each SUMF Item as agreed by the Parties are set out in SCHEDULE 3.4(A) and (B).

3.5 If the Purchaser or the Supplier subsequently wishes to change the nature, quantity or type of any SUMF Item provided hereunder, the other party shall use reasonable efforts to accommodate such request but, except as set forth in the next sentence, with no obligation to make such change. The Purchaser shall have the right upon ninety (90) days advance written notice in the case of a Short Term SUMF Item and three
         (3) years advance written notice in the case of a Long Term SUMF Item (or such shorter period of time as may be required to terminate such SUMF Item under the applicable schedule) to reduce its Firm Capacity Reservation for such SUMF Item provided hereunder and when reduced receive a pro rata reduction in the Fixed Operating Costs and Infrastructure Fees for such SUMF Item. There shall be no minimum or maximum limit on the extent of the reduction except as the Supplier may require for the protection of health, safety or the environment.

3.6 Title to and risk of loss of a SUMF Item shall pass from the Supplier to the Purchaser at the Delivery Point(s) specified in the applicable SCHEDULE.

3.7 SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE SUMF ITEMS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR ADEQUACY AS TO THE SUMF ITEMS. SUPPLIER PROVIDES NO WARRANTY FOR THE PERFORMANCE OF ANY COMPUTER SYSTEMS, DIGITAL DEVICES AND COMPONENTS THEREOF. PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO REPRESENTATIONS OR WARRANTIES ARE BEING MADE HEREIN AND PURCHASER RELEASES AND RELIEVES SUPPLIER FROM AND HEREBY WAIVES ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

                                   ARTICLE 4
                              CATEGORIES OF SUMF

4.1 SUMF Items specified in SCHEDULES 3.1 and 3.2 as "Short Term SUMF Items" shall be supplied to the Purchaser by the Supplier on an initial short term basis upon the terms and for the period stated therein, provided that such term shall be automatically extended unless either Party elects to terminate the supply of a particular Short Term SUMF Item. A Short Term SUMF Item may be terminated as provided in Article 10.

4.2 SUMF Items specified in SCHEDULES 3.1 and 3.2 as "Sole Supplier SUMF Items" may not be terminated by the Purchaser or the Supplier except by way of a termination of this Agreement as a whole.

4.3 SUMF Items specified in SCHEDULES 3.1 and 3.2 as "Long Term SUMF Items" shall be supplied to the Purchaser by the Supplier on a long term basis. Article 10 provides specific termination clauses for Long Term SUMF Items.

                                   ARTICLE 5
                                 SUMF CHARGES

5.1 In consideration of the supply of the SUMF Items by the Supplier to the Purchaser, as provided herein, the Purchaser shall pay the Supplier the SUMF Charges as specified in the relevant SCHEDULES. In no event shall SUMF Charges include any costs charged to Purchaser under any other agreement with the Supplier or any of its Affiliates.

5.2 In addition to the SUMF Charges set forth in Section 5.1 and the Schedules, the Purchaser shall be responsible for any existing or future sales tax, use tax, value added tax, environmental tax or other governmental charge or tax (other than taxes measured by income) levied or imposed on the Supplier with respect to any SUMF Items consumed by the Purchaser. The Purchaser shall also bear any increase in the cost of providing a SUMF Item resulting from a change in local, state, or federal tax law. The charges to be paid by Purchaser under this Section
         5.2 shall be without duplication to the charges set forth in the Schedules and Section 5.1.

                                    ARTICLE 6
                       SUMF CHARGES WITH REFERENCE TO COST

Where Charges for SUMF Items are to be determined wholly or partly by reference to cost the following shall apply:

6.1      (a)    Except as otherwise provided in this Article 6 or in the
                SCHEDULES, the Purchaser shall pay:

                (i) its share of Variable Costs for each SUMF Item based on the Purchaser's consumption of such SUMF Item;

                (ii) its share of Fixed Operating Costs for each SUMF Item based on the fraction equal to the Purchaser's Firm Capacity Reservation of such SUMF Item compared to the Total Firm Capacity of such SUMF Item as set forth in
                        Schedule 3.4; and

                (iii) the Infrastructure Charge specified in SCHEDULES 3.1 and 3.2.

         (b) Notwithstanding the provisions of Section 6.1(a)(ii) to the contrary:

                (i) the amount of the Purchaser's share of Fixed Operating Costs for all Long Term and Sole Supplier SUMF Items for calendar year 2001 shall not be increased or decreased from the amount of Purchaser's share of such Fixed Operating Costs for calendar year 2000 (determined on an annualized basis) by an amount exceeding the product of
                        (x) the total amount of such Fixed Operating Costs payable by the Purchaser under this Agreement for calendar year 2000 and (y) 3% plus the percentage increase, if any, in the Cost Index for 2000 over the Cost Index for 1999; and

                (ii) the amount of the Purchaser's share of Fixed Operating Costs for all Long Term and Sole Supplier SUMF Items for each of the next four calendar years (2002 through 2005) shall not be increased or decreased from the amount of Purchaser's share of such Fixed Operating Costs in the immediately preceding calendar year (as limited by the provisions of this Section 6.1 (b)) by an amount exceeding the product of (x) the total amount of such Fixed Operating Costs payable by the Purchaser under this Agreement for the immediately preceding calendar year and (y) 3% plus the percentage increase, if any, in the Cost Index for such immediately preceding calendar year over the Cost Index for the calendar year immediately preceding such immediately preceding calendar year.

         (c) For purposes of the foregoing computation, (A) Fixed Operating Costs shall exclude costs incurred in connection with turnarounds on SUMF Assets, planned and unplanned major special maintenance on SUMF Assets, costs for usage in excess of Firm Capacity Reservations (i.e., Exceedance Costs) and fines and remediation costs permitted to be charged to the Purchaser as part of Fixed Operating Costs pursuant to this Agreement (B) the amount comprising the Purchaser's share of Fixed Operating Costs for any SUMF Item in a prior year shall be normalized to the extent the Purchaser's Firm Capacity Reservation for such SUMF
                Item in such year (i) differs from its Firm Capacity Reservation for such SUMF Item in the current year and (ii) differs as a result of additional SUMF Item or type of SUMF being supplied. The term "Cost Index" means, as to 50% of such index, the average of the wages in the chemical process industry for a calendar year and, as to the remaining 50% of such index, the average of the materials costs in the chemical process industry for a calendar year, in each case as reported by the Chemical Engineering Magazine under its Chemical

                Engineering Plant Cost Index for Construction Labor or its Chemical Engineering Plant Cost Index for pipe valves and fittings, whichever index is applicable or, if that publication is no longer issued, by another publication agreed upon by the parties.

6.2 Costs will be ascertained and charged pursuant to the Supplier's cost accounting practices which the Supplier represents are used for, or are directly reconcilable with, its Financial Reporting Accounts. The Supplier may modify its cost accounting practices for its Financial Reporting Accounts from time to time in the normal course of business in conformity with generally accepted accounting principles but in all events, after the Supplier has permitted the Purchaser to review, and has consulted with the Purchaser, as to such modification. Notwithstanding the foregoing, the Seller shall not make any such modification unless (i) it is for a legitimate business purpose not designed solely to increase SUMF Charges to the Purchaser or to Users generally and (ii) it does not have a discriminatory economic effect on the Purchaser relative to other Users except as may be permitted in this Agreement or as may be implemented to correct errors. The cost of any component of SUMF Items procured by Supplier through a Third Party shall be passed through to Purchaser at Supplier's cost plus an allocation and charge for any applicable Overheads. The Parties expressly acknowledge that any Dispute pursuant to this Section 6.2 is subject to the provisions of Article 19.

6.3 The Purchaser shall not be responsible for any termination costs resulting from the Supplier's fixed cost reduction efforts in response to a reduction or termination of demand by any User other than the Purchaser except to the extent that the Purchaser benefits from the reduction efforts, in which case the Purchaser shall bear its proportionate share of the cost (calculated using the proportion of financial participation in the benefit) up to but not in excess of the benefit derived.

         The Purchaser shall pay the reasonable costs, including personnel termination costs (including those actuarially determined), resulting from the Supplier's fixed cost reduction efforts in response to a permanent or long-term reduction or termination of demand by the Purchaser of a long term SUMF Item pursuant to this Agreement.

6.4 The Purchaser shall bear the costs, of any redundancy program required as a result of manpower productivity improvements to a particular SUMF
         Item in proportion to the reduction of the relevant SUMF Charges to the Purchaser before and after the productivity improvement as compared to such reduction of SUMF Charges to all other Users up to, but not in excess of such reduction in SUMF Charges. Notwithstanding anything contained in this Agreement to the contrary, (i) the Purchaser shall not be responsible for any costs of termination by the Supplier of an employee unless such termination occurs within 180 days from the date of reduction or termination by the Purchaser of a Long Term SUMF Item,
         (ii) the Purchaser shall only be responsible for (A) termination costs paid to such a terminated employee in accordance with the Supplier's policies in effect on the date of such reduction or termination and (B) salaries and benefits which are provided to such a terminated employee pursuant to the Supplier's policies in effect on the date of such reduction or termination for up to sixty (60) days following such date and (iii) an employee who is transferred by the Supplier to an Affiliate as a result of any such termination or reduction shall not be considered a terminated employee for purposes of Section 6.3 or this
         Section 6.4 unless such transfer results in severance costs.

6.5 Unless the Parties agree otherwise in EXHIBIT A, the Parties shall keep accurate books and records of their activities relevant to this Agreement, for at least three (3) years after the calendar year in question or such longer period as may be required by law.

6.6 To verify the correctness of any invoices issued and payments made hereunder for the current calendar year and for any of the three (3) preceding years, to verify the implementation of the Supplier's curtailment and other procedures, and to verify initial Firm Capacity Reservation, a Party, upon at least sixty (60) days prior written notice and at reasonable times and intervals but not more than once in any calendar year, may require that, at that Party's cost, an independent auditor (or an internal auditor as to a Party's auditing its own books), perform an audit for such purposes.

         The Parties shall provide such auditors with the necessary data and explanations reasonably necessary for the calculation of the SUMF Charges and the basis therefor.

         The requesting Party undertakes to procure that such auditors are bound by obligations of confidentiality at least as strict as those set out in Article 12.

         Any report produced by such auditors shall be provided to both the Purchaser and the Supplier and shall state the results of the aforementioned verifications. If such report reveals that errors have been made and that Purchaser was overcharged or undercharged by an amount equal to or greater than USD 50,000 or its equivalent in local currency, the report shall state the nature, amount and consequences of such error(s) together with such additional information as is reasonably necessary to explain the genesis of said errors and to enable the Parties to avoid recurrence thereof.

         Notwithstanding the first paragraph of this Section 6.6, the costs of the audit shall be borne by the Supplier if the report reveals an overcharge in an amount equal to or greater than USD 50,000 or its equivalent in local currency. Interest on any overpayment or underpayment shall accrue at the Interest Rate from the date the overpayment was made or the underpayment amount would otherwise have been due until the date of refund or payment, as applicable.

         Any audit shall be pursued diligently and completed no later than ninety (90) days after its commencement and any claims must be made in writing within ninety (90) days following completion of the audit. If either Party submits a claim following audit, and the Parties are unable to resolve the claim within sixty (60) days, the matter will be submitted for Dispute Resolution, in accordance with the provisions of
         Article 19.

                                   ARTICLE 7
                                 PAYMENT TERMS

7.1 The Purchaser shall pay the SUMF Charges in the currency specified in EXHIBIT A.

         In no event shall either Party be entitled to set off or reduce any payments due and owing to the other Party under this Agreement by any amount which the first Party claims are owed to it by the other Party pursuant to any other agreement between the Parties.

7.2 Unless otherwise set out in the relevant SCHEDULES, the provisions set out below apply:

         (a) Payment shall be made for the SUMF Item by the Purchaser in the manner set forth in Schedule 7.2.

         (b) The final reconciliation for a year shall be made within the first sixty (60) days of the end of such preceding year or such other period as may be agreed in writing. Overcharges or undercharges, plus Interest at the Interest Rate, shall be credited or debited in the first billing cycle of the next accounting period.

         (c) The invoices shall be broken down in sufficient detail to indicate the SUMF Charges for each particular SUMF Item supplied during the period in question. The SUMF Charge for each SUMF Item shall in turn be broken down in sufficient detail as the Purchaser may reasonably request and as the Supplier can reasonably provide.

         (d) Subject to Section 7.2(e) and 7.2(f), the Purchaser shall pay each invoice on or before the due date to which such invoice relates. From the due date until actual payment, interest will accrue on the amount owing at the Interest Rate.

         (e) If the Purchaser disagrees with an amount invoiced, the Purchaser shall advise the Supplier in writing of the amount disputed within thirty (30) days of the date of the invoice and the reason why the Purchaser considers the SUMF Charges not to be properly made. Subject to Section 7.2(f), the Supplier permits the Purchaser to defer payment of the disputed invoice amount, and only that amount, if the disagreement cannot be resolved before the normal due date. Payment of the undisputed portion of an invoice shall not constitute approval of the entire invoice. Any such deferred payment shall bear interest at the Interest Rate from the original due date until the date on which actual payment is made.

         (f) The Parties shall meet to resolve any dispute with respect to an invoice as expeditiously as possible. The Supplier shall provide to the Purchaser within thirty (30) days after receipt of such payment a response answering the question in reasonable detail sufficient to permit the Purchaser to verify the accuracy of such invoice. The Purchaser shall either accept the Supplier's response or give written notice to the Supplier that the Purchaser continues to question such invoice.

                Promptly after receipt of such notice, the Supplier and the Purchaser shall negotiate in good faith with respect to resolving such question. If the Supplier and the Purchaser cannot resolve such question in a mutually satisfactory manner within twenty (20) days after such notice shall have been given, the question shall promptly be submitted to a firm of independent public auditors, of international repute, as determined by mutual agreement between the Supplier and the Purchaser within another twenty (20) days or, in default of agreement, as chosen by lot from among four independent public auditors, two of which shall be selected by the Supplier and two of which shall be selected by the Purchaser. Such firm will review the applicable books and records of the Supplier and the Purchaser and make such other investigations as such firm shall deem necessary to make a recommendation to the Parties for a resolution of such question. The costs of retaining such firm shall be borne by the Purchaser unless the firm determines that the Purchaser was overcharged by an amount equal to or greater than USD 35,000 or its equivalent in local currency, in which case the costs of retaining such firm shall be borne by the Supplier. The recommendation of the auditors shall be final and binding on the parties and not subject to challenge and resolution under Article 19 and judgment thereon may be entered in any court of competent jurisdiction.

         (g) Any refund of a disputed amount, or payment of any additional sums, shall be promptly made following the final determination as aforesaid and shall include interest at the Interest Rate based on the actual number of days elapsed from the due date of the original invoice to the date such refund or additional payment is made.

         (h) Unless agreed otherwise between the Parties in Exhibit A, the Supplier shall provide the Purchaser with a quarterly report on variations from the Annual Plan & Budget no later than thirty
                (30) days from the end of the relevant quarter. In the event of a difference between the Annual Plan & Budget and actual results exceeding 3% or the equivalent of at least USD 50,000, whichever is greater, the Supplier shall consult with the Purchaser and provide relevant explanations for such differences. The Parties will discuss which actions, if any, are to be taken with respect to such differences.

                                   ARTICLE 8
             ANNUAL FORECAST, ANNUAL PLAN & BUDGET AND CURTAILMENT

8.1 For operational forecast purposes only, unless the Purchaser otherwise submits to Supplier on or before 1st June in each calendar year a non-binding annual forecast of its quarterly volume requirements for each SUMF Item for the forthcoming calendar year and estimates of its volume requirements for each SUMF Item for the following four (4) years, the Supplier shall use the prior year's volume forecast for SUMF Items and estimates of volume requirements for the forthcoming year and four subsequent years.

         The Purchaser shall update any such forecast on or before September 1st of each year to provide its actual forecast.

8.2 Not later than 1st December in each calendar year or such other date as the Parties may agree, the Supplier shall prepare and submit to the Purchaser an operational forecast of the SUMF Charges for the forthcoming calendar year.

8.3 The Purchaser shall review the forecast referred to in Section 8.2. The Purchaser shall raise any objections it may have no later than thirty
         (30) days after submission of such forecast, or by such other time as the Parties may agree. Disputes over the forecast shall be communicated to the Monitoring Committee for resolution.

8.4      Upon the approval of both Parties, the forecast referred to in Section
         8.2 shall become the "Annual Plan & Budget." Under no circumstance shall the Annual Plan & Budget (or lack thereof) relieve the Purchaser from its payment obligations under Articles 5, 6 and 7 for SUMF Items provided to it under this Agreement.

         For each SUMF Item, the Annual Plan & Budget(s) for the calendar year 2000 is set forth in SCHEDULE 8.4.

8.5 In the event that any SUMF Items are not available at the planned volumes for any reason whatsoever, the Supplier shall implement the then current curtailment procedures followed by the Supplier and as specified in the applicable SCHEDULES. Unless otherwise provided in any SCHEDULE hereto, such curtailment procedures will be based upon the following priorities: (i) safety; (ii) minimizing adverse environmental impact; and (iii) sustaining the operations of both Shell and the Company and the Site as a whole.

8.6 The Supplier shall have the right to selectively impose curtailment based upon the foregoing considerations regardless of the cause of the curtailment and without liability for any Loss or Damage. Additional general curtailment provisions are set forth in Schedule 8.6. This
         Section 8.6 does not permit a Supplier to curtail based on business considerations that prefer one Party. Shell hereby represents and warrants to the Company that it has made available to the Company a complete set of the curtailment guidelines in effect as of the date hereof at the Site.

8.7 If reasonably possible, the Supplier shall advise the Purchaser of any impending curtailment and the Parties shall cooperate to avoid or mitigate the effects of such curtailment in an economically efficient manner.

                                   ARTICLE 9
                                   LIABILITY

9.1      Damage to Assets and Employees.

     (a) Each Party shall, except as provided in Section 9.6, 9.1(b), 9.2(a)(iii), 9.2(b)(iii) and as set forth in Section 9.2(c), be responsible for any Loss or Damage to such Party's property (including any SUMF Asset of such Party), and with respect to any SUMF Assets shall be responsible for restoring such SUMF Asset.

     (b) If any Damage or Loss to a SUMF Asset shall occur by reason of the Gross Negligence or Willful Misconduct of a Party, such Party shall be responsible for the cost of restoration of such SUMF Asset.

     (c) Each Party shall, except as provided in Section 9.2, be responsible for any Loss or Damage of such Party to any employee of such Party.

9.2  (a)   Purchaser Indemnity. Subject to the limitations set forth in this
           -------------------
Article 9, the Purchaser shall be responsible for and shall indemnify, defend and hold harmless the Supplier Indemnitees from and against the following:

     (i) any Loss or Damage of Supplier Indemnitees to any of the Purchaser's Employees attributable to (a) the Purchaser's negligence (excluding any Loss or Damage attributable to Supplier's negligence and excluding any Loss or Damage attributable to performance of Employee Services by Purchaser's Employees), or (b) the Purchaser's Gross Negligence or Willful Misconduct;

     (ii) any Loss or Damage of Supplier Indemnitees to any of the Supplier's Employees not arising from their performance of Employee Services attributable to the Purchaser's Gross Negligence or Willful Misconduct;

     (iii) any Loss or Damage to any of the Supplier's property (excluding any SUMF Asset) attributable to the Purchaser's Gross Negligence or Willful Misconduct;

     (iv) any Loss or Damage of Supplier Indemnitees resulting from Third Party Claims attributable to (a) the Purchaser's negligence or (b) the Purchaser's Gross Negligence or Willful Misconduct; and

     (v) any Loss or Damage of Supplier Indemnitees to any of Supplier's Employees arising from their performance of Employee Services attributable to

           (a)  the Purchaser's Gross Negligence or Willful Misconduct,

           (b)  the Purchaser's negligence, or

           (c) the Supplier's negligence (but not the Supplier's Gross Negligence or Willful Misconduct);

provided, however, that, except as provided in Article 14 and Section 9.6, the
-----------------
Purchaser's aggregate liability for any Loss or Damage arising under Section 9.2(a)(ii) or 9.2(a)(iii) shall not (i) in any calendar year, exceed 33 1/3% of the SUMF Charges in the preceding calendar year (in the first calendar year, 33 1/3% of the SUMF Charges for that calendar year); or
(ii) for loss resulting from any single event, exceed 33 1/3% of the SUMF Charges in the calendar year in which the Loss or Damage first occurs.

     (b)  Supplier Indemnity. Subject to the limitations set forth in this
          ------------------
Article 9, the Supplier shall be responsible for and shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against the following:

     (i) any Loss or Damage of Purchaser Indemnitees to any of the Supplier's Employees attributable to either (a) the Supplier's negligence (excluding any Loss or Damage attributable to Purchaser's negligence and excluding any Loss or Damage attributable to performance of Employee Services by Supplier's Employees) or (b) the Supplier's Gross Negligence or Willful Misconduct;

     (ii) any Loss or Damage of Purchaser Indemnitees to any of the Purchaser's Employees not arising from their performance of Employee Services attributable to the Supplier's Gross Negligence or Willful Misconduct;

     (iii) any Loss or Damage to any of the Purchaser's property (excluding any SUMF Asset) attributable to the Supplier's Gross Negligence or Willful Misconduct;

     (iv) any Loss or Damage of Purchaser Indemnitees resulting from Third Party Claims attributable to (a) the Supplier's negligence or (b) the Supplier's Gross Negligence or Willful Misconduct; and

     (v) any Loss or Damage of Purchaser Indemnitees to any of Purchaser's Employees arising from their performance of Employee Services attributable to

           (a) the Supplier's Gross Negligence or Willful Misconduct,

           (b) the Supplier's negligence or

           (c) the Purchaser's negligence (but not the Purchaser's Gross Negligence or Willful Misconduct);

provided, however, that, except as provided in Article 14 and Section 9.6, the
--------  -------
Supplier's aggregate liability for any Loss or Damage arising under Section 9.2(b)(ii) or 9.2(b) (iii) shall not (i) in any calendar year, exceed 33 1/3% of the SUMF Charges in the preceding calendar year (in the first calendar year, 33 1/3% of the SUMF Charges for that calendar year); or (ii) for loss resulting from any single event, exceed 33 1/3% of the SUMF Charges in the calendar year in which the Loss or Damage first occurs.

     (c) If Supplier shall suffer Loss or Damage to SUMF Assets as a result of the negligence (but not Gross Negligence or Willful Misconduct) of Purchaser or Supplier, Supplier shall be responsible to timely restore such SUMF Asset as soon as practical following the damage or destruction and Purchaser shall reimburse Supplier for an amount equal to (i) the cost to restore such SUMF Asset multiplied by (ii) the Purchaser's Capacity Reservation for such SUMF Asset. To cover the risk of the Purchaser being required to bear a proportion of the cost of restoring a SUMF Asset in respect of which the Supplier has sustained Loss or Damage, the Purchaser shall insure or, with Supplier's consent, self-insure.

     For purposes of avoiding disputes over deminimus Loss or Damages to SUMF Assets, any Loss or Damage to a SUMF Asset which would result in a claim for reimbursement against Purchaser under this Section 9.2(c) of less than $75,000 shall not be considered to have resulted from the negligence of Supplier or Purchaser, except to the extent the Loss or Damage was caused by the Gross Negligence or Willful Misconduct of such Parties; provided, however, that if, in
                                                  --------  -------
any year, the Supplier shall be precluded from reimbursement from Purchaser by operation of this sentence in an aggregate amount exceeding $250,000 during any twelve-month period, then this sentence shall not be effective to limit reimbursement as to any Loss or Damage during such period.

     (d) Each party waives and releases the other Party from and against any and all liability for Loss or Damage to such Party's assets, excluding any SUMF Asset, resulting from the simple negligence of the other Party and each Party shall cause its insurance carrier to waive all rights of subrogation against the other Party as to such Loss or Damage.

     (e) For purposes of this Article 9, the following terms shall be defined as set forth below:

     "Capacity Reservation" means a percentage equal to the result of the division of (x) the Firm Capacity Reservation of the Company or of Shell as initially set forth on Schedules 3.4(a) and (b) as modified by funded expansion of capacity, if any, by (y) the Firm Capacity Reservation of both the Company and Shell as so set forth or modified.

     "Employee" means any employee of the applicable Party.

     "Employee Services" shall mean emergency response, medical services, borrowing of employees of either of the Parties and the site security services.

     "Third Party Claim" means any claim initiated by a person (other than either Party, their Affiliates or their employees) against an indemnified party, any of their respective Affiliates or any of their respective Employees.

     "Supplier Indemnitees" means the Supplier, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

     "Purchaser Indemnitees" means the Purchaser, its Affiliates, officers, directors, employees, agents, servants, and other representatives of each of them.

9.3 A Party shall promptly notify the other Party of any claim made against it arising out of matters covered in this Article 9. Once the indemnifying Party accepts its indemnity obligation, it may, at its own cost, conduct negotiations for the settlement of any claim made against the indemnified Party, and any litigation that may arise therefrom in such reasonable manner as the other Party shall from time to time approve, such approval not to be unreasonably withheld. The indemnified Party shall not make any admission which is prejudicial to the indemnifying Party unless the indemnifying Party has failed to accept its indemnity obligations within 20 days after having been requested to do so.

9.4 Notwithstanding anything to the contrary contained in this Agreement, under no circumstance shall a Party or any of its Affiliates be held liable to the other Party or any of the other Party's Affiliates for any loss of profit, loss of use, loss of production, loss of contracts or for any other indirect or consequential damage that may be suffered by the other, or for any special, exemplary or punitive damages.

9.5 Any SUMF Items procured from a Third Party as indicated in the relevant Schedules will be provided by the Supplier to the Purchaser under the same terms and conditions applicable between the Supplier and the Third Party, and the Supplier shall have no liability with respect to the supply or performance of such SUMF Items to the extent so supplied.

9.6 Notwithstanding any other provision of this Agreement, each Party shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the other Party and its Affiliates from and against any and all Environmental Loss or Damage and Loss or Damage to an Environmental Protection System (after giving effect to any recoveries from Third Parties) in any way resulting from or attributable to a product, material, feedstock or off-take owned by such Party or its Affiliates, provided however, that neither Party shall be required to indemnify the other Party for any Environmental Damage (as defined in the Environmental Agreement) for which it is entitled to indemnification under the Environmental Agreement. In addition, each Party shall comply with all environmental reporting requirements relating to its product, material, feedstock or off-take.

9.7 Any liability of each Party to the other under this Article 9 shall expire two years after the date on which the act giving rise to such Party's liability first occurred, and no claim, demand, action or proceeding shall be brought or initiated by the claiming Party thereafter, provided that the liability of a party under Section 9.6 shall not be so limited.

9.8 THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE 9 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITEES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. EXCEPT AS HEREIN SET FORTH NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING UNDER THIS AGREEMENT, EACH PARTY HEREBY WAIVING ALL CLAIMS OR CAUSES OF ACTION OTHER THAN AS SPECIFIED IN ARTICLE 9, PROVIDED,

     HOWEVER, THAT NEITHER PARTY WAIVES ANY CLAIMS, CAUSES OF ACTION OR RIGHTS UNDER THE ENVIRONMENTAL AGREEMENT.

9.9 The provision of this Article 9 are for the benefit of the Purchaser Indemnitees and the Supplier Indemnitees and no other party shall be entitled to any benefit of the provisions of this Article 9.

                                  ARTICLE 10
                             TERM AND TERMINATION

10.1 This Agreement shall be of full force and effect on and from the date hereof and shall continue for an initial term of twenty (20) years from the Effective Date and shall be automatically renewed thereafter for extension terms of five (5) years each, unless terminated earlier as provided for in this Agreement.

10.2 The Company may, in addition to its other remedies, terminate this Agreement in its entirety in any of the following circumstances:

     (a) if a Bankruptcy Event occurs and is continuing in relation to Shell and Shell does not provide adequate assurances to the Company within thirty (30) days of the occurrence of the Bankruptcy Event that Shell will continue to provide all SUMF Items to the Company on the terms and conditions of this Agreement;

     (b) with no less than twelve (12) months' prior written notice, following the decision by the Company to discontinue all its operations at the Site to which SUMF is rendered or alter such operations to such an extent that no SUMF Item from Shell is required; or

     (c) with no less than three (3) years' prior written notice, effective (i) at the end of the initial twenty (20) year term or (ii) at the end of any five (5) year extension term, as the case may be.

10.3 The Purchaser may, in addition to other remedies, terminate this Agreement as to an individual SUMF Item in any of the following circumstances, provided always that no item of Sole Supplier SUMF may be terminated by the Purchaser without terminating this Agreement as a whole:

     (a) if a Bankruptcy Event occurs and is continuing in relation to the Supplier and the Supplier does not provide adequate assurances to the Purchaser within thirty (30) days of the occurrence of the Bankruptcy Event that the Supplier will continue to provide the particular SUMF Item to the Purchaser on the terms and conditions of this Agreement;

     (b) if, for reasons other than Force Majeure, a SUMF Item is not properly supplied by the Supplier within specifications and such failure continues for more than ten

          (10) business days after thirty (30) days prior written notice from the Purchaser to the Supplier;

     (c) with at least ninety (90) days' prior written notice, or such other notice period as is provided in the SCHEDULES, for any Short Term SUMF Item;

     (d) with at least three (3) years' prior written notice, or such other notice period as is provided in the SCHEDULES, for any Long Term SUMF Item; and

     (e) with at least thirty (30) days' prior written notice, upon the occurrence during any twelve (12) month period of three (3) Force Majeure events other than Force Majeure events caused by Acts of God including Acts of God affecting any supplier or Vendor to Supplier with respect to such SUMF Item.

10.4 Shell may terminate this Agreement in its entirety in any of the following circumstances:

     (a) if a Bankruptcy Event occurs and is continuing in relation to the Company and the Company does not provide Shell with adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment of the SUMF Charges for all SUMF Items within thirty
          (30) days of the occurrence of the Bankruptcy Event;

     (b) if for reason other than Force Majeure, the Company conducts its operations in a manner reasonably believed to be unsafe to either life, health, property or the environment so as to disrupt Shell's business conducted at the Site or subject Shell to material HSE risks or material risks of violation of governmental requirements, fines, penalties, Third Party claims or claims by its employees, and such conduct continues for more than ten (10) business days after ninety
          (90) days prior written notice by Shell to the Company; provided, however that if the Company is conducting its operations in compliance in all material respects with HSE laws, its operations will be presumed to be safe;

     (c) with at least twenty-four (24) months prior written notice, or if that is impossible, with as much notice as possible under the circumstances, and in any event promptly after Shell has made such decision, if Shell decides to cease operations of all or substantially all of its SUMF Assets at the Site;

     (d) with at least three (3) years prior written notice, effective at the end of the initial twenty (20) year term or at the end of any five (5) year extension term, as the case may be. Notwithstanding any such election by Shell to terminate this Agreement under this Article 10, and except if Shell ceases to operate all or substantially all of the Site, the Company shall have the right to continue to receive from Shell any essential Long Term or Sole Supplier SUMF Items for which the Company cannot obtain a reasonable alternative source elsewhere; and

     (e) if the Purchaser without proper justification fails to pay any undisputed SUMF Charge within three (3) months of the date when such payment became due, and such failure continues thereafter for a period of sixty (60) days after written notice from the Supplier.

10.5 Upon termination of this Agreement hereunder, the Parties, acting reasonably and in good faith, shall negotiate for the continued provision of any essential SUMF Items on commercially competitive terms and conditions, including price which shall in any event be sufficient to provide Supplier with full recovery of its cash costs plus a return on capital and capital reimbursement consistent with the other SUMF infrastructure charges contained in this Agreement. In addition, if such termination occurs at any time after the tenth anniversary of the Effective Date, Shell shall consider, without obligation, the same remedies which it may consider upon termination of the provision of SUMF Items during the ten-year period commencing with the Effective Date pursuant to Section 10.7.

10.6 The Supplier may, in addition to other remedies, terminate this Agreement as to an individual SUMF Item in any of the following circumstances, provided that no Item of Sole Supplier SUMF may be terminated by the Supplier without terminating this Agreement as a whole:

     (a) if a Bankruptcy Event occurs and is continuing in relation to the Purchaser and the Purchaser does not provide adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment to the Supplier of the SUMF Charges relating to such SUMF Item within thirty (30) days of the occurrence of the Bankruptcy Event;

     (b) if the Purchaser fails to pay any undisputed SUMF Charge for an individual SUMF Item within three (3) months of the date when such payment fell due, and such failure continues for an initial period of at least sixty (60) days after written notice from the Supplier;

     (c) with at least 12 months prior written notice, or if that is impossible, with as much notice as possible under the circumstances, and in any event promptly after the Supplier has made such decision, if the Supplier decides to cease the supply to the entire Site of a SUMF Item that is not Sole Supplier SUMF;

     (d) with at least ninety (90) days prior written notice for any Short Term SUMF Item, but such termination by the Supplier may occur only on or after the initial term of the Short Term SUMF; and

     (e) with three (3) years' prior written notice effective (i) at the end of the initial period of twenty (20) years or (ii) at the end of any extension period of five (5) years, as the case may be, for any Long Term SUMF Item.

10.7 Each Party shall exercise its reasonable efforts to minimize any adverse effect to the other Party resulting from the termination of the rendering, in whole or in part, of any SUMF Items under this Agreement. In the event Shell ceases to provide any Long Term or Sole Supplier SUMF Item during the ten-year period following the Effective Date as a result of its cessation of operations of all or substantially all of its SUMF Assets at the Site or its cessation of supply to the entire Site of such SUMF Item, Shell shall continue to provide the Company with such SUMF Items for the balance of the ten-year period on a basis which is the economic equivalent of Shell's supply to the Company of such SUMF Items prior to Shell's cessation of operations or supply. The manner in which Shell continues to provide such SUMF Items on an economically equivalent basis shall be within Shell's sole discretion and may include the transfer by Shell of SUMF Assets, the assignment of all or part of this Agreement to Third Parties, the building of alternative assets and the procurement of comparable items from Third Parties. In the event such termination occurs following the tenth anniversary of the Effective Date, the provisions of
      Section 10.5 shall apply.

10.8 Any termination of this Agreement, in whole or in part, including the termination of an individual SUMF Item, shall be final, and neither Party shall have the right to resumption of the terminated SUMF Item under this Agreement or another agreement.

10.9 Termination of this Agreement under this Article 10 shall not affect the rights and obligations of the Parties accrued to the date of termination and provisions of Articles 6 and 7 (as to audit and dispute rights), 9, 10.5, 10.7, 10.8, 10.10, 10.11, 11, 12, 19, 23, 25, 26, 27 and 28 and this
      Article 10.9 which shall continue in full force and effect.

10.10 Within 60 days after termination of this Agreement, the Supplier shall provide a final reconciliation. Any overcharges or undercharges shall be paid by the Party owing the same within twenty (20) days following the final reconciliation (after any required adjustments have been made). The final recalculation shall be broken down in sufficient detail as the Purchaser may reasonably request and as the Supplier can reasonably provide. From the due date of the reconciliation payment, interest will accrue at the Interest Rate. The Parties shall meet to resolve any dispute relating to the final reconciliation as expeditiously as possible.

10.11 Any termination of this Agreement, either in whole or in part, and termination of any individual SUMF Item shall be without prejudice to the accrued rights and liabilities of the Parties at the time of such termination and all provisions of this Agreement necessary for the full enjoyment thereof shall survive termination for the period so necessary.

10.12 If there is a dispute regarding the termination of this Agreement or a SUMF item under Sections 10.2, 10.3, 10.4 or 10.6, no termination shall occur until sixty (60) days following resolution of the dispute (i) under
      Article 19 or Section 7.2 (f), as applicable or (ii) by written agreement of the Parties.

                                  ARTICLE 11
                         INTELLECTUAL PROPERTY RIGHTS

11.1 Neither this Agreement nor the performance by any of the Parties of its duties hereunder shall operate to convey, license or otherwise transfer from one Party to another any patent, know-how, trade secrets or other intellectual property rights.

11.2 The copyright, property and any other industrial property rights in any Confidential Record or other material supplied under this Agreement shall, in the absence of any express provision to the contrary thereon, remain with the disclosing Party.

                                  ARTICLE 12
                                CONFIDENTIALITY

12.1 Subject to Section 12.2, each Party shall treat as strictly confidential (and shall not disclose) all information received or obtained as a result of entering into or performing this Agreement which relates to:

     (a) the provisions of this Agreement;

     (b) the negotiations relating to this Agreement;

     (c) the performance of this Agreement;

     (d) the other Party or any aspect of its business or operations; or

     (e) the subject matter of this Agreement.

12.2 Either Party may disclose information which would otherwise be confidential if and to the extent:

     (a) required by the law of any jurisdiction to which the disclosure is subject;

     (b) required by any securities exchange or agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law;

     (c) disclosed on a strictly confidential basis to the professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party;

     (d) disclosed on a strictly confidential basis to an Affiliate or Affiliates;

     (e) disclosed on a strictly confidential basis to bona fide potential purchasers of a proprietary interest or bona fide potential or actual operator of any of the Company Facilities or the Shell facilities;

     (f) disclosed to the corporate shareholders or other equity owner of the Parties;

     (g) that the information is already known to the Party at the time of disclosure by the disclosing Party through no fault of that Party;

     (h) that the information has come into the public domain through no fault of that Party;

     (i) disclosed in order to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement, any Transaction Document or other related agreement or to satisfy an obligation or duty under this Agreement; or

     (j) that the other Party has given prior written approval to such disclosure.

12.3 The restrictions contained in Article 12.1 shall continue to apply for one
     (1) year after (i) the termination of this Agreement, or (ii) the termination of an individual SUMF Item, but only as to information relating to such SUMF Item.

                                  ARTICLE 13
            ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS TO SUMF ASSETS

13.1 Purchaser may submit from time to time to Supplier written requests for Supplier to undertake capital improvement projects relating to the supply of SUMF Items. Any such requests shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvements, any proposed changes to this Agreement, and any other relevant information relating to such capital improvement project. Supplier agrees that it will consider in good faith any such request, but Supplier shall have no obligation to agree to undertake any such capital improvement project and may reject any request by Purchaser. Supplier shall provide Purchaser a written explanation for the rejection. If Supplier agrees to undertake any such capital improvement project, Purchaser shall be responsible for all costs associated with such project, without duplication of other amounts paid or payable by Purchaser under this Agreement, including (a) the cost of completing the capital improvements, (b) Supplier's costs and expenses incurred in connection with such project, and (c) any increased costs of operation suffered by Supplier as a result of such project, provided, however, that if other persons receive any of the benefits of such capital improvement project, such other persons shall bear their respective pro rata shares of all costs associated with such project (based upon and only to the extent of the relative benefits received by them), and the Purchaser's costs with respect thereto shall be reimbursed by the Supplier as, when, if and to the extent savings are received or as, when , if and to the extent the other person utilizes such benefits.

     Notwithstanding anything contained herein to the contrary, the Purchaser shall not be required to seek increased capacity from the Supplier and shall have the right to satisfy its needs, if any, for increased capacity from other persons, consistent with Legal Requirements and the rights of the Parties under this Agreement.

13.2 If a capital improvement to a SUMF Asset would not be otherwise required by applicable law or regulation but for the presence of Purchaser's process or products or by-products, the Purchaser shall be required to pay one hundred percent of the costs for the mandated improvement to any SUMF Asset, provided, however, that if any other person receives any of the benefits of the capital improvement, then such other persons shall bear their respective pro rata shares of all costs associated with such capital improvement (based upon and only to the extent of the relative benefits received by them), and the costs which the Purchaser would otherwise be required to pay shall be reimbursed by the Supplier as, when, if and to the extent savings are received or as when, if, and to the extent the other persons utilize such benefits accordingly.

13.3 If either Party determines that a service has historically been supplied by the other Party but such service is not included in this Agreement, then the Party that historically provided such service shall make the service available to the other Party (but only if such service is not readily available elsewhere) at a price and on terms mutually agreeable, but following the same concepts as to Direct Site Costs, Variable Costs and Infrastructure Charges as set forth herein.

13.4 In connection with the operations by the Supplier, the Supplier may utilize, with the consent of the Purchaser, personnel of Purchaser to render services for the Supplier, and correspondingly, Purchaser may utilize, with the consent of Supplier, personnel of Supplier to render services for the Purchaser. In either such event, the services shall be deemed rendered pursuant to the terms of this Agreement following the same pricing concepts.

                                  ARTICLE 14
                             DAMAGE TO SUMF ASSETS

14.1 If the owner does not timely fulfill its obligation to restore the SUMF Asset, the other Party may at its discretion take such other reasonable measures as are necessary or useful to find an alternative source for any relevant SUMF Item or its equivalent for the benefit of all Users on a temporary basis until such restoration is complete.

14.2 A Party who causes damage to a SUMF Asset as a result of its own Gross Negligence or Wilful Misconduct shall be responsible for any incremental costs of such alternative SUMF Items so that the Users of such SUMF Items other than such responsible Party or its Affiliates pay the same amount for such SUMF Items during such temporary period as such Users paid prior to the damage or destruction of the relevant SUMF Assets.

                                  ARTICLE 15
          METERING OR ALLOCATION OF SUPPLY, CONSUMPTION AND DELIVERY

15.1 The quantities of certain SUMF Items supplied hereunder shall be measured by allocation or by a meter or other appropriate device (the "METER") located at or near the Delivery Point(s) specified in SCHEDULES 3.1 and
     3.2. The Meter shall be installed, owned and operated at the expense of the Party indicated in the applicable schedules as the Meter owner. The Meter owner shall read the Meter on a regular basis as described in SCHEDULES 3.1 and 3.2 and shall promptly advise the other Party in writing of the reading. Such readings shall form the basis for preparing the Supplier's invoices pursuant to Articles 5, 6 and 7.

15.2 The Parties acknowledge that the Meters are not normal custody transfer meters. The Meter owner shall, at its expense, perform normal maintenance procedures to maintain the accuracy of its Meters. Each Meter shall be tested for accuracy and calibrated regularly per industry standards as specified in the applicable Schedule by the Meter owner at its expense. The Meter owner shall give the other Party a written schedule of calibration test times, and the other Party shall have the right to have its representative present to observe each calibration test. If the other Party desires to conduct more frequent calibration tests, such Party may request that more frequent tests be conducted, in which case the Meter owner will perform or cause to be performed such tests at the other Party's expense.

15.3 Following any calibration test made pursuant to this Article 15, the Meter owner at its expense shall restore an inaccurate component to a condition of accuracy or replace such component as soon as reasonably practical. If the level of inaccuracy exceeds that specified in the applicable Schedule, the readings affected by said component shall be corrected by the amount of the inaccuracy for the period which is definitely known to be affected by such inaccuracy. If the period is not definitely known and is not mutually agreed upon, the correction shall be made for a period one-half of the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. Adjustments to a previously issued incorrect invoice shall be made promptly by the Supplier.

15.4 The Parties acknowledge that special metering problems may arise which can be resolved by procedures other than those described in this Article 15. The Parties may, by mutual consent, establish special procedures for a specific problem or accept delivery quantities in a manner not described herein. Mutual consent for acceptance of one special procedure or delivery quantity will not set aside the provisions of this Article 15, nor imply acceptance by either Party of any special provision at a future time.

15.5 Should the Supplier or the Purchaser fail to obtain suitable measurement results from the Meter pursuant to Section 15.2, the quantities of that SUMF Item provided during the period in question shall be calculated by the other Party in the event that the other Party has installed its own check meter and it has been calibrated according to this Article 15 within ninety (90) days of the period in question. In the event that neither Party has obtained suitable measurement results, the amount of the relevant SUMF Item supplied in the period in question shall be estimated, using the average of delivered quantities for a period of time agreed upon by both Parties, or by any other means mutually agreed upon by both Parties. If a Party installs a check meter, the other Party shall have the right to have its representative at any calibration test of the check meter. A Party installing a check meter shall perform all maintenance and calibration tests of the check meter at its own expense, and shall furnish the other Party with all readings obtained from the check meter.

15.6 The Parties shall complete promptly the identification of all receipt and Delivery Points for the various SUMF Items described in SCHEDULES 3.1 and
     3.2 and all drawings related thereto.

15.7 For Delivery Points where no Meter exists, allocation methods are set forth in the applicable Schedule. The Monitoring Committee shall have the authority to update and/or correct any allocation method, with any corrections to be adjusted prospectively. Either Party may, at its own expense, install a Meter in lieu of allocation unless a specific schedule states to the contrary.

15.8 Line losses shall be determined by engineering calculations. Line losses for each billing period will be assigned to all Users in proportion to their consumption during such period, whether metered or allocated/estimated. Any remaining differences (imbalances) between SUMF production and the amount consumed, as so adjusted for line losses, will also be assigned to all Users in proportion to their consumption during such period, whether metered or allocated/estimated, provided, that the amount of such imbalance assigned to metered use shall not exceed the product of (x) the mutually agreed tolerance percentage of each such meter and (y) the amount consumed during such period as measured by such meter and any excess of such imbalance over the amount so assigned to metered use will be assigned to non-metered use in proportion to allocated/estimated consumption of such non-metered use during such period.

                                  ARTICLE 16
                             MONITORING COMMITTEE

16.1 Shell and the Company shall jointly establish a committee (the "Monitoring Committee") to review the operation of this Agreement and the supply of SUMF hereunder in an effort to ensure the smooth and efficient operation of this Agreement. The Monitoring Committee shall comprise one representative from the Company and one representative from Shell. In addition, other representatives that the Parties may reasonably require shall attend at and report to meetings of the Monitoring Committee.

16.2 The Monitoring Committee shall meet within three (3) months of the Effective Date and thereafter no less than once every six (6) months throughout the duration of this

     Agreement (other than where the Parties agree that such a periodic meeting is not necessary) and as otherwise reasonably requested by a Party.

16.3 The Monitoring Committee shall use all reasonable endeavors to resolve issues raised by any of the Parties in respect of the operation of this Agreement and the supply of SUMF hereunder. The Monitoring Committee shall review the performance of the Parties in the supply and receipt of SUMF Items under this Agreement and shall consider any agreed improvement plans.

16.4 The Monitoring Committee shall have the authority to develop modifications or amendments to the Exhibits and Schedules to this Agreement on behalf of the Parties, however, to become effective any such modifications or amendments must be put in writing and be duly signed by the Parties. The Monitoring Committee shall, as needed to implement this Agreement, develop mutually agreed protocols and administrative procedures.

                                  ARTICLE 17
                                 MISCELLANEOUS

17.1 Both Parties shall perform their respective duties under this Agreement (i) following standards applied by the industry in similar operations and in keeping with good industry practice and in compliance with Legal Requirements in all material respects, and (ii) in a manner each party reasonably believes to be fair to the other and with such care as an ordinarily sound business person in a like position would use under similar circumstances.

17.2 The services under this Agreement and all operations by the Company that may affect such services shall be provided in accordance with standards set forth in Section 17.1.

17.3 The Parties shall keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital expenditures and any other major events which in each case are relevant to the supply or cost of any SUMF Item and/or the operation of the Purchaser's Property.
     The Parties shall keep each other timely informed of any adjustments or changes to these plans. The Parties shall take reasonable efforts within such Party's control so as to minimize the impact to the other Party of any planned turnaround, shutdown, major technical project, capital expenditure and any other event which may adversely impact the supply of SUMF Items, without prejudice to the needs of the other users or to health, safety and environmental standards.

17.4 Every two (2) years, or as often as either Party may reasonably require, the Monitoring Committee will review the overall effectiveness of this Agreement and will discuss possible opportunities for improvement.

17.5 Shell stipulates to the Company that some or part of the SUMF Items are being supplied to Shell by Third Parties and pursuant to the Shared Facilities Agreement. Shell's ability to supply a particular SUMF Item is conditioned on the receipt of all or part of such SUMF Item from the Third Party or pursuant to the Shared Facilities Agreement. Shell agrees to enforce any Third Party supply contract and the Shared Facilities Agreement in order to provide the SUMF Items hereunder and all costs incurred in such enforcement shall be Variable Costs.

17.6 The Supplier agrees to make available all procedures, policies, rules and regulations utilized in connection with the providing of any SUMF Item.

                                  ARTICLE 18
                                 FORCE MAJEURE

18.1 A Party will not be in breach of this Agreement (except for obligations to pay money which would otherwise be due and payable under this Agreement) to the extent:

     (a)  performance by the Party is delayed or prevented by Force Majeure;

     (b) the Party claiming relief under this Article promptly notifies the other Party of the circumstances giving rise to Force Majeure and their anticipated duration; and

     (c) the Party so claiming relief undertakes to use its reasonable efforts to remedy and overcome the cause of such Force Majeure as promptly as possible.

18.2 Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Party claiming relief under this Article shall promptly notify the other Party of the termination of such Force Majeure condition.

18.3 If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days after the date on which the Force Majeure begins, the Parties shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.

18.4 "Force Majeure" means, in relation to either Party, an event, condition or circumstance which causes a delay or disruption in the performance by such Party of any of its obligations under this Agreement which is beyond the reasonable control of that Party, including:

     (a) fire, explosion or other disruption, mechanical breakdown, electrical shortage or blackout, decline or shortages of supply, and circumstances arising out of failure or malfunction of computer systems, failure of malfunction of digital devices or components thereof, or information technology not being millennium compliant;

     (b) lock-outs, strikes and other industrial disputes; or

     (c)  Legal Requirements.

     For the avoidance of doubt, the settlement of a labor strike, lockout or any other kind of labor dispute is not within the reasonable control of the Party affected, and the requirements of this Article shall not oblige that Party to settle a strike, lockout or other labor dispute on terms contrary to its wishes.

                                   ARTICLE 19
                               DISPUTE RESOLUTION

19.1 Any Dispute arising out of or in connection with this Agreement, excluding invoice Disputes subject to Section 7.2(f) but including any question regarding the existence, validity or termination of this Agreement, shall be exclusively processed in accordance with this Article.

19.2 In the event of a Dispute between the Parties, the Parties shall, within ten (10) days of a written request by either Party to the other Party, meet in good faith to resolve such dispute or differences.

19.3 Any Dispute which cannot be resolved by the Parties shall be submitted to the Monitoring Committee which shall endeavor to amicably resolve the Dispute. The Parties shall provide the Monitoring Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.4 Any Dispute which cannot be resolved by the Monitoring Committee shall be submitted to the Steering Committee which shall endeavor to amicably resolve the Dispute. The Parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.5 Any Dispute which cannot be resolved by the Steering Committee shall be submitted to mediation before a mediator selected by the Steering Committee. The Parties shall bear their own costs for mediation and the cost of the mediator shall be borne equally.

19.6 If the Parties are unable to select a mediator within fifteen (15) days or if the Dispute is not resolved as a result of the mediation within sixty
     (60) days (or such other period as may be agreed by the Parties), either Party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, or any other arbitration provided for in EXHIBIT A, such arbitration to be held in the country where the Site is located at the place specified in EXHIBIT A. Any arbitration decision pursuant to this Article 19 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the Parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys' fees and arbitration fees) shall be borne by the nonprevailing Party or apportioned by the arbitrator based on fault.

19.7 Pending resolution of any dispute between the Parties, the Parties shall continue to perform in good faith their respective obligations under this Agreement based upon the last agreed performance demonstrated prior to the dispute, but in all events to protect HS&E.

19.8 Resolution of any dispute between the Parties involving payment of money by one Party to the other shall include payment of interest at the Interest Rate from the original due date of such amount.

19.9 Each Party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

                                  ARTICLE 20
                               FURTHER ASSURANCE

20.1 Each Party shall at its own cost, from time to time on request, execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary for:

     (a)  giving full effect to this Agreement; and

     (b) securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

                                  ARTICLE 21
                              COSTS AND EXPENSES

     Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, execution and carrying into effect of this Agreement.

                                  ARTICLE 22
                           ASSIGNMENT AND DELEGATION

22.1 The Company shall be entitled to assign this Agreement to any Affiliate or to a lender or lenders for security purposes so long as such lender is a bona fide financial institution with a business which includes lending money and with a net worth in excess of One Hundred Million Dollars, without the prior written consent thereto of Shell (and such lender or lenders shall have the right (without such prior written consent) to further assign this Agreement in connection with the exercise of their rights and remedies pursuant to such security agreements). Any assignment of the Agreement by the Company to a Third Party shall require the consent of Shell, such consent not to be unreasonably withheld or delayed.

22.2 Shell shall be entitled to assign this Agreement to any Affiliate or Third Party without the prior written consent thereto of the Company.

22.3 Any assignment of this Agreement shall not relieve a Party of its obligations or liability hereunder absent consent by the other Party.

22.4 Each Party agrees to execute and deliver to the other Party and, if applicable its lenders, recognition and estoppel agreements which will state the status of this Agreement as to whether a default exists and will recognize any third party rights.

22.5 A Supplier of a SUMF Item may at its discretion procure from its Affiliates or any Third Party certain information, advice, services and SUMF Items which it is obliged to render or perform under this Agreement, or may delegate to any Affiliate or Third Party the performance of its rights and obligations under this Agreement, in order to assist the Supplier in the efficient execution of this Agreement provided that the person or company to whom delegation is made shall be capable of rendering the services.

                                  ARTICLE 23
                                 SEVERABILITY

23.1 If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect. In such event, this Agreement shall be modified to provide the same benefits and burdens (including economic) that would have been provided had this provision been deleted. In the event that the Parties cannot agree on modifications, the dispute shall be resolved pursuant to Article 19.

23.2 The invalidity of one or more provisions of this Agreement shall not affect:

     (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

     (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

                                  ARTICLE 24
                           NO AGENCY OR PARTNERSHIP

     Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between the Parties or to authorize either Party to represent the other or to contract on behalf of the other Party. The Supplier is acting solely as an independent contractor and is not an agent of the Purchaser. The Supplier's provision of services and performance of its duties hereunder shall be under the sole supervision, control and direction of the Supplier and not the Purchaser.

                                  ARTICLE 25
                              REMEDIES AND WAIVER

25.1 The delay or failure of either Party at any time in exercising any right, power or remedy provided by law or under this Agreement shall in no way:

     (a)  affect that right, power or remedy; or

     (b)  operate as a waiver of it.

25.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

25.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

25.4 Shell and the Company each acknowledges that it has had adequate opportunity and bargaining strength to review, negotiate and revise this Agreement. They each expressly agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

                                  ARTICLE 26
                        ENTIRE AGREEMENT AND VARIATION

26.1 Except as herein set forth, this Agreement constitutes the entire and only agreement between the Parties relating to the furnishing of SUMF Items by the Parties at the Site and supersedes any Pre-contractual Statement.

26.2 Each of the Parties acknowledges on its own behalf and on behalf of each of its Affiliates that, in agreeing to enter into this Agreement, it has not relied on any Pre-contractual Statement (except those set out in this Agreement).

26.3 Each Party waives all rights and remedies which, but for this Article, might otherwise be available to it in respect of any such Pre-contractual Statement, provided that nothing in this Article shall limit or exclude any liability for fraud.

26.4 Any amendment or modification of this Agreement shall be ineffective unless reduced to writing and signed by or on behalf of a duly authorized representative of both Parties.

                                  ARTICLE 27
                                    NOTICES

27.1 All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at their addresses set forth in the introductory paragraphs of this Agreement and Exhibit A attached hereto (or such other address for a Party as shall be specified by like notice form such Party to the other Party). All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

27.2 A Party may change its notice details on giving notice to the other Party of the change in accordance with this Article 27. That notice shall only be effective on the date falling three (3) clear Business Days after the notification has been received or such later date as may be specified in the notice. Any such notice so delivered will comply with the terms of this
     Article 27.

                                  ARTICLE 28
                                 GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to the conflict of law provisions.

                                  ARTICLE 29
                                   LANGUAGE

     If this Agreement is translated in a language other than the English language, it shall also be written in that other language. In construing the rights and obligations of the Parties, the terms of the Agreement written in the English language shall prevail over the terms of the Agreement written in any another language.

                                  ARTICLE 30
                                 COUNTERPARTS

30.1 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

30.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

      Signed by:              SHELL CHEMICAL COMPANY


                              By:  /s/ D.G. Naugle
                                 ---------------------------------
                              Name:    D. G. Naugle
                                   -------------------------------
                              Title:  Attorney-In-Fact
                                    ------------------------------



      Signed by:              SHELL EPOXY RESINS LLC


                              By:   /s/ D.G. Naugle
                                 ---------------------------------
                              Name:     D.G. Naugle
                                   -------------------------------
                              Title:    Attorney-In-Fact
                                    ------------------------------

                                      40